EX 99.1

NEWS RELEASE

Contact: DFC Global Corp.

Financial Dynamics

Julie Prozeller / Amy Pesante

(212) 850-5600

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. ANNOUNCES RECORD FISCAL FOURTH QUARTER
AND YEAR END 2011 RESULTS
FISCAL 2011 REVENUE INCREASED 24.5% TO A RECORD $788.4 MILLION AND
ADJUSTED EBITDA INCREASED 26.3% TO A RECORD $230.2 MILLION;
DILUTED OPERATING EARNINGS PER SHARE OF $1.59 TOPS COMPANY’S GUIDANCE;
COMPANY ANNOUNCED NAME CHANGE TO DFC GLOBAL CORP.

BERWYN, Pennsylvania, August 25, 2011 – DFC Global Corp. (formerly Dollar Financial Corp.) (NASDAQ:DLLR — News), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced its results for the fiscal fourth quarter and fiscal year ended June 30, 2011. Yesterday, the Company announced that it had changed its corporate name to DFC Global Corp. to more accurately reflect its international focus. The Company will continue to trade on the NASDAQ stock exchange under the ticker symbol “DLLR”.

Fiscal Year 2011 Financial Highlights

•	Consolidated total revenue grew to a record $788.4 million for the fiscal year, an increase of $155.1 million, or 24.5%, compared to the twelve months ended June 30, 2010. On a constant currency basis, total consolidated revenue increased by $131.9 million, or 20.8%.

•	Total consumer lending revenue increased to $429.2 million for the fiscal year, representing an increase of $109.7 million, or 34.3%, compared to the prior year period. Revenue from internet-based loans grew to $86.8 million for fiscal year 2011 compared to $26.9 million for the twelve months ended June 30, 2010.

•	Total revenue from pawn lending grew to $48.0 million during the twelve months ended June 30, 2011 compared to $19.9 million for the prior year period. Pawn lending represented 7.7% of total consolidated revenue for the three months ended June 30, 2011.

•	Total consolidated operating margin increased by $60.9 million, or 24.7%, year-over-year on total revenue growth of 24.5%, representing continued strong flow through of incremental revenue to earnings and profitable accretion from the Company’s recent acquisitions.

•	Consolidated adjusted EBITDA was a record $230.2 million for the twelve months ended June 30, 2011, representing an increase of $48.0 million, or 26.3%, compared to the prior fiscal year, while also increasing by $38.1 million, or 20.9%, on a constant currency basis during the same period.

•	Diluted operating earnings per share was $1.59 for the fiscal year, exceeding the Company’s guidance range of between $1.47 and $1.50, and represents an increase of 17.8% compared to the prior fiscal year.

Discussion on Presentation of Information

The U.S. Dollar weakened in relation to the Canadian Dollar during the fiscal year ended June 30, 2011, as compared to the prior fiscal year, with the average value of the Canadian Dollar increasing by approximately 5% relative to the U.S. Dollar. In addition, the average value of the British Pound Sterling increased by approximately 1% when measured against the U.S. Dollar during the same period. Furthermore, during the fourth quarter of fiscal 2011 compared to the fourth quarter of the previous fiscal year, the average value of the Canadian Dollar increased approximately 6%, and the average value of the British Pound Sterling increased by about 9%, relative to the U.S. currency. Consequently, fluctuations in currency rates had a moderate effect on a net basis on year-over-year U.S. Dollar comparisons of the Company’s consolidated financial results; and as a result, the Company is providing some country comparisons on a constant currency basis.

Fiscal 2011 Overview
Commenting on the fiscal year ended June 30, 2011, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “I am pleased to announce another year of record performance by our Company. Total consolidated revenue for the fiscal year increased by 24.5% to a record $788.4 million, while total adjusted EBITDA increased by 26.3% to a record $230.2 million. Over the past five years, total revenue and adjusted EBITDA have grown at a compound annual rate of 17.0% and 22.4%, respectively, despite the great recession. This consistently strong performance is a testament to our business diversification strategy, the growing ALICE (asset-limited, income-constrained, employed) customer demographic we serve, and also the successful investments we have made in our de novo store expansion and global acquisition strategies.

In the current economic environment, in addition to stagnant and sometimes declining wages, consumers also have to contend with significantly higher prices for goods and services fueled by higher energy costs. Furthermore, many economists are forecasting that global population growth will continue to drive up prices of natural resources; including food, clothing, and oil, well into the foreseeable future. We believe this reduction in disposable income is causing people in higher income brackets to migrate into our customer demographic in increasing numbers to satisfy their short-term credit needs, expanding our addressable market. Additionally, in many parts of the world, the ALICE demographic is either being inadequately served, or if they are being served, it is through less sophisticated “mom and pop” type establishments. Our global business strategy and inherent opportunity is to seek out these underserved markets, acquire small store chains or internet-based businesses where available, and leverage the cash flow in the more developed areas of our business to fund the future growth of these newer entities. This model has worked well for us in the past, as we initially used cash generated by our U.S. and Canadian business units to fund the expansion of our United Kingdom business, and we believe it will continue to work well for us in the future.”

Jeff Weiss continued, “Fiscal 2011 was another significant year for our Company, as we completed strategic acquisitions that position us for sustained long-term growth within our existing and also new markets. Last month, we announced the acquisition of Risicum, the leading provider of internet loans in Finland with headquarters in Helsinki, Finland. Risicum, which was established in 2005, provides loans predominantly in Finland through both internet and mobile phone technology, utilizing multiple brands to target specific customer demographics. Risicum also provides internet and telephony-based loans in Sweden and the acquired technology and collections platform is scalable for growth and exportable to other countries in Northern Europe. This acquisition further expands our global footprint and product portfolio to originating unsecured short-term loans in Finland and Sweden, which nicely dovetails with our market position as the leading pawn lender in Scandinavia. Scandinavia continues to be a strategic market for our products and services given its long-standing product regulations and fragmented competitive landscape.

In April 2011, we completed the acquisition of Purpose U.K. Holdings Limited, the parent company of Month End Money (MEM). MEM, which was established in 2003, operates under the brand name PaydayUK and is the market leader in the region, providing loans through both internet and telephony-based technologies throughout the United Kingdom. The expansion of our internet lending platform through the acquisition of MEM, in concert with our significant financial services store footprint, further strengthens and secures our position as the leading provider of financial services to unbanked and under-banked consumers in the United Kingdom.”

Mr. Weiss concluded, “As a result of the improvements we have made in our capital structure this fiscal year, continued investments in our management infrastructure and information technology platforms, and the scalability of our recent strategic acquisitions, I believe we are well positioned to take advantage of the significant growth opportunities in front of us. We have a strong blend of core businesses that generate substantial cash flow and a number of new businesses where we can invest that cash flow for near-term and long-term growth. In addition, we have an active and robust acquisition pipeline as we continue to evaluate future development and growth prospects. With an expanding and significantly underserved global market for our products and services, I believe we are very well positioned for the future.”

Fiscal 2011 Fourth Quarter Business Update
Total consolidated revenue in the U.K. increased by £30.6 million, or 85.5% for the three months ended June 30, 2011, compared to the three months ended June 30, 2010. Consumer lending revenue grew by £28.6 million, or 161.1%, for the quarter compared to the fourth quarter of the prior fiscal year, reflecting additional revenue from the Company’s internet lending businesses, as well as continued strong performance and growth of the “bricks and mortar” store-based business. Same store sales for the U.K. with respect to consumer lending, which considers stores that were open for at least fifteen months, increased by 43.0% this quarter. Revenue from internet lending in the United Kingdom, which was bolstered by the acquisition of MEM in April 2011, increased to £28.3 million for the quarter ended June 30, 2011, compared to £6.1 million for the prior year’s fiscal fourth quarter. The U.K. pawn lending business contributed £5.7 million of total revenue for the quarter, representing growth of 29.3% over the prior year’s quarter. The Company opened 69 de novo stores during the fiscal year ended June 30, 2011, ending the year with 400 company-operated stores, and plans to open an additional 75 to 100 de novo stores in the United Kingdom during the next fiscal year ending June 30, 2012.

In Canada, total consolidated revenue increased by C$3.9 million, or 5.3%, over the prior year’s quarter. Consumer lending revenue increased by C$3.7 million, or 9.4%, for the fiscal fourth quarter, reflecting new customer growth from television advertising campaigns in that market designed to highlight the Company’s competitive pricing advantage to customers. Debit card sales in Canada increased by 10.1% for the quarter, reflecting a renewed focus on customer loyalty programs. The Company also restarted its de novo store expansion program in Canada, opening 16 stores during the fiscal fourth quarter ending June 30, 2011, and is planning to open between 20 and 25 or more Canadian de novo stores in fiscal year 2012. The Company operated 455 stores in Canada at June 30, 2011, and had another 22 franchised locations.

Sefina, the Scandinavian secured pawn lending business acquired in December 2010, contributed $8.6 million of total revenue and $3.5 million of adjusted EBITDA for the three months ended June 30, 2011. The pawn loan book for the 28 stores in Sweden and Finland, which is primarily composed of loans on high carat weight gold and high value jewelry, was $79.4 million at the end of the fiscal fourth quarter. The Company expects to open eight additional pawn lending stores in Sweden and Finland in fiscal 2012, which should increase customer reach into new towns and territories, and also enhance Sefina’s already strong brand awareness in the Scandinavian market, which outside of Sefina is relegated to a few small pawn store chains.

The Company’s consolidated loan loss provision, expressed as a percentage of gross consumer lending revenue, was 18.0% for the quarter ended June 30, 2011 compared to 18.4% for the three months ended March 31, 2011. The loan loss provision includes a rapidly growing proportion of internet-based loans in the United Kingdom and Canada which typically carry higher loan losses, but with significantly lower fixed operating costs than the existing store based businesses in those countries. Looking to the future, considering the recent addition of the leading internet lending platforms in the United Kingdom (MEM) and Scandinavia (Risicum), the Company expects that the consolidated loan loss provision, expressed as a percentage of lending revenue, will increase moderately on a quarterly basis as the global internet lending portfolio grows, but with overall profit margins for the internet lending business comparable to the existing store based businesses. As a percentage of loan originations or loans written, the loan loss provision for the quarter ended June 30, 2011 was 3.7%.

Fiscal 2011 Fourth Quarter Financial Results

For the three months ended June 30, 2011, the Company incurred $1.1 million of net one-time gains, principally related to a $4.3 million net unrealized, non-cash mark-to-market valuation gain on the Company’s debt and cross-currency interest rate swap agreements partially offset by acquisition related expenditures. Including these net one-time gains, income before income taxes on a GAAP basis was $28.7 million for the quarter compared to income before income taxes of $4.8 million for the fourth quarter of the previous fiscal year. Also reflecting the net one-time gains, the effective income tax rate for the three months ended June 30, 2011 was 37.6%, resulting in reported net income of $17.9 million compared to a net loss of $5.1 million for the fourth quarter of the previous fiscal year.

Diluted earnings per share on a GAAP basis was $0.40 for the fiscal 2011 fourth quarter, compared to a loss per share of $0.14 for the fourth quarter of the previous fiscal year.

Excluding the net non-recurring gain for the quarter, the non-cash interest expense resulting from the adoption of ASC 470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, pro forma income before income taxes was $31.5 million for the quarter, an increase of 67.6% compared to $18.8 million for the three months ended June 30, 2010. Considering the recent acquisition of the MEM business, the effective income tax rate from operations for fiscal year 2011 was reduced to 35.0% resulting in pro forma net income of $20.5 million for the three months ended June 30, 2011 compared to $10.7 million for the prior year period. Diluted operating earnings per share was $0.46 for the fiscal 2011 fourth quarter compared to $0.28 for the fourth quarter of the previous fiscal year, representing an increase of 64.3%. A table reconciling pro forma income before income taxes and diluted operating earnings per share to GAAP basis income before income taxes and GAAP basis diluted earnings per share is included on page 12 of this News Release.

Company Liquidity

As of June 30, 2011, the Company’s debt structure consisted of a $44.8 million tranche of U.S. senior convertible notes due 2027 and a $120.0 million tranche of U.S. senior convertible notes due 2028. In addition, the Company has a $600.0 million tranche of senior unsecured notes that are not due until December 2016. Thus, there are presently no mandatory debt principal payment obligations for the Company until potentially the first put date of December 2012 for the $44.8 million tranche of U.S. senior convertible notes.

As of June 30, 2011, the Company had drawn $65.9 million of its $200.0 million global revolving credit facility. On April 13, 2011, the Company closed on a public offering of 6,000,000 shares of common stock, and including an additional 672,142 common shares subsequently issued for over-allotments, yielded net proceeds of approximately $130.2 million. The Company used the proceeds from the equity offering to pay down a portion of the outstanding borrowings on its global revolving credit facility, which was initially used to fund a portion of the acquisition price of MEM. Furthermore, as of June 30, 2011, the Company had drawn £5.4 million of its £7.0 million credit facility in the United Kingdom, and had drawn SEK 274.0 million and EUR 16.6 million of its total SEK 325.0 million and EUR 17.5 million credit facilities in Scandinavia, in order to fund the working capital needs of the U.K. business and growth of the pawn pledge book in Scandinavia, respectively.

Fiscal Year 2012 Outlook

Looking forward to fiscal 2012, Randy Underwood, the Company’s Executive Vice President and CFO stated, “We continue to be excited about the considerable growth opportunities we foresee for our Company, from both our existing businesses and our recent acquisitions. We expect to continue to acquire new businesses in fiscal 2012, invest in new stores and new technologies, and enhance the management infrastructure and technology platforms in both our core businesses and acquired businesses in order to fund future year’s growth. Additionally, as currency exchange rates continue to fluctuate on a daily basis due to the evolving world economies, which naturally affects the translation of our substantial international financial results into U.S. Dollars per GAAP, as in prior years we are initially providing a relatively wide guidance range for fiscal 2012. This range should balance the significant growth opportunities we believe exist in our current businesses with the generally unpredictable fluctuations in currency exchange rates, which could be either net favorable or unfavorable over the remaining ten months of the current fiscal year.

For fiscal 2012, we are projecting revenue in excess of $1.0 billion and adjusted EBITDA of between $295.0 million and $310.0 million. Operating diluted earnings per share, which excludes any one-time charges or gains that may occur, the non-cash impact of ASC-470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, is anticipated to be between $2.00 and $2.15 per diluted share for fiscal 2012; this considers an expected effective income tax rate from operations of 34.0%. The anticipated improvement in the effective income tax rate from operations for fiscal 2012 reflects a greater mix of earnings outside the U.S. at lower statutory tax rates, as a result of the recent acquisitions we have made in the United Kingdom and Scandinavia.”

Investors Conference Call

The Company will be holding an investor’s conference call on August 25, 2011 at 5:00 pm ET to discuss its results for the fiscal fourth quarter and fiscal year ended June 30, 2011. Investors can participate in the conference call by dialing (888) 200-2794 (U.S. and Canada) or (973) 935-8766 (International); use the confirmation code “Dollar”. Hosting the call will be Jeffrey A. Weiss, Chairman and CEO, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through September 8, 2011. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International) and enter passcode “87580352”.

The conference call will also be broadcast live through a link on the Investor Relations page on the Company’s web site at http://www.dfcglobalcorp.com or through the Company’s previous web address at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About DFC Global Corp.

DFC Global Corp. is a leading international diversified financial services company serving primarily unbanked and under-banked consumers and small business owners who, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. Through its nearly 1,300 retail storefront locations, multiple Internet websites and mobile phone and other remote platforms, the Company provides a variety of consumer financial products and services in seven countries across North America and Europe—Canada, the United Kingdom, the United States, Sweden, Finland, Poland and the Republic of Ireland. The Company believes that its customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the range of financial services it offers, the convenience of its products, the multiple ways in which they may conduct business with the Company and its high-quality customer service.

The Company’s products and services, principally its short-term single-payment consumer loans, secured pawn loans, check cashing services and gold buying services, provide customers with immediate access to cash for living expenses or other needs. The Company strives to offer its customers additional high-value ancillary services, including Western Union® money order and money transfer products, foreign currency exchange, reloadable VISA® and MasterCard® prepaid debit cards and electronic tax filing. In addition to its core retail products, the Company also provides fee-based services in the United States to enlisted military personnel applying for loans to purchase new and used vehicles that are funded and serviced under an exclusive agreement with a major third-party national bank through the Company’s branded Military Installment Loan and Education Services, or MILES®, program.

The Company’s networks of retail locations in Canada and the United Kingdom are the largest of their kind by revenue in each of those countries. The Company believes it is also the largest pawn lender in Europe by revenue. At June 30, 2011, the Company’s global retail operations consisted of 1,269 retail storefront locations, of which 1,198 are company-owned financial services stores, conducting business primarily under the names Money Mart®, The Money Shop®, Insta-Cheques®, mce®, Suttons and Robertson®, The Check Cashing Store®, Sefina®, Helsingin PanttiSM, Optima® and MoneyNow!®. In addition to its retail stores, the Company also offers Internet-based short-term single-payment consumer loans in the United Kingdom primarily under the brand names Payday Express® and PaydayUK®, in Canada under the Money Mart name, and Finland and Sweden primarily under the Risicum® and OK Money® brand names. For more information, please visit the Company’s website at www.dfcglobalcorp.com or through the Company’s previous web address at www.dfg.com.

Forward-Looking Statements

This news release contains forward looking statements, including, among other things, statements regarding the following: pending or recent acquisitions and their expected benefits; the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates on reported operating results; the regulatory environment in Canada, the United Kingdom, the United States, Scandinavia and other countries; the impact of future development strategy, new stores and acquisitions; litigation matters; expected financing initiatives; and the performance of new products and services. These forward looking statements involve risks and uncertainties, including risks related to: the regulatory environments; current and potential future litigation; the identification of acquisition targets; the consummation of announced pending acquisitions, the integration and performance of acquired stores and businesses; the performance of new stores; the impact of debt and equity financing transactions; the results of certain ongoing income tax appeals; the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully consummate announced pending acquisitions, successfully integrate and achieve anticipated synergies from any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various FDIC, Federal, state, Canadian, U.K., Scandinavia or other foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, the Company’s annual reports and Forms 10-Q and 10-K. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the Company’s results, the Company has also disclosed in this press release the following information which management believes provides useful information to investors:

•	Local currency results (the reported results for each country in their respective native currencies).

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding one-time and non-cash charges and credits and adjusted for pro forma effective income tax rates.

DFC GLOBAL CORP.
UNAUDITED CONSOLATED BALANCE SHEETS
(In millions)

	June 30,	June 30,
	2010	2011
Assets:
Cash and cash equivalents	$291.3	$189.0
Consumer loans, net:
Consumer loans	111.3	176.8
Less: Allowance for loan losses	(10.4)	(14.9)

Consumer loans, net	100.9	161.9
Pawn loans	35.5	136.2
Loans in default, net	9.3	13.8
Prepaid expenses and other current assets	42.9	69.7
Deferred tax assets, net	23.6	21.3
Property and equipment, net	67.5	100.0
Goodwill and other intangibles, net	609.0	932.0
Debt issuance costs, net and other assets	34.6	38.9

Total Assets	$1,214.6	$1,662.8

Liabilities:
Accounts and income taxes payable	$51.0	$74.8
Accrued expenses and other liabilities	145.0	162.8
Fair value of derivatives	47.4	73.9
Deferred tax liability	24.3	53.8
Revolving credit facilities and other short-term debt	3.3	95.7
Total long-term debt	725.3	775.2

Total Liabilities	996.3	1,236.2

Stockholders’ Equity:
Additional paid-in capital	331.1	469.2
Accumulated deficit	(115.5)	(49.7)
Accumulated other comprehensive income	2.7	7.6

Total DFC Global Corp. Stockholders’ Equity	218.3	427.1
Non-controlling interest	-	(0.5)

Total Stockholders’ Equity	218.3	426.6

Total Liabilities and Stockholders’ Equity	$1,214.6	$1,662.8

DFC GLOBAL CORP.
UNAUDITED CONSOLATED STATEMENTS OF OPERATIONS
(In millions except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2010	2011	2010	2011

Revenues:
Fees from consumer lending	$81.2	$137.2	$319.5	$	429.2
Check cashing	35.9	35.4	149.5		144.1
Pawn service fees and sales	6.6	17.9	19.9		48.0
Purchased gold sales	11.0	11.8	43.0		46.5
Money transfer fees	7.0	9.6	27.5		32.1
Other	22.1	22.0	73.9		88.5

Total revenues	163.8	233.9	633.3		788.4

Operating expenses:
Salaries and benefits	39.7	50.2	154.0		179.9
Provision for loan losses	11.3	24.7	45.9		73.6
Occupancy costs	10.6	14.1	43.3		51.0
Advertising	4.7	10.0	16.7		27.1
Depreciation	3.4	5.0	14.3		16.8
Bank charges and armored carrier services	3.5	4.8	13.9		16.6
Maintenance and repairs	3.1	3.9	11.9		14.5
COGS — purchased gold	7.8	8.6	30.4		31.0
Other	13.9	20.8	56.6		70.7

Total operating expenses	98.0	142.1	387.0		481.2

Operating margin	65.8	91.8	246.3		307.2

Corporate and other expenses:
Corporate expenses	21.4	29.5	86.8		104.1
Interest expense, net	22.5	24.3	68.9		90.8
Other depreciation and amortization	2.6	6.0	7.3		14.6
Unrealized foreign exchange (gain) loss	21.9	(4.5)	10.1		(47.0)
(Gain) loss on derivatives not designated as hedges	(9.0)	5.1	12.9		39.3
Loss on extinguishment of debt	-	-	9.5		-
Reserve for (proceeds from) litigation settlements	1.2	0.1	29.1		(3.7)
Loss on store closings and other	0.4	2.6	5.2		6.2

Income (loss) before income taxes (incl. non-controlling interest)	4.8	28.7	16.5		102.9
Income tax provision	9.9	10.8	21.4		37.1

Net income (loss)	$(5.1)	$17.9	$(4.9)	$	65.8

Net income per share
Basic	$($0.14)	$$0.42	$($0.14)	$	$1.73
Diluted	$($0.14)	$$0.40	$($0.14)	$	$1.66

Weighted average shares outstanding
Basic	36.4	42.5	36.2		38.0
Diluted	36.4	44.9	36.2		39.8

Pro forma Net Income Reconciliation

Pro forma net income is not an item prepared in accordance with GAAP. The Company defines pro forma net income as net income adjusted to exclude one-time and non-cash charges and credits as described below, and diluted operating earnings per share as pro forma net income divided by weighted average diluted shares outstanding. The Company presents pro forma net income and diluted operating earnings per share as indications of its financial performance excluding one-time and other net non-cash charges and to show comparative results of its operations. Not all companies calculate pro forma net income or diluted operating earnings per share in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to pro forma net income (dollars in millions) and diluted operating earnings per share:

DFC GLOBAL CORP.
PRO FORMA NET INCOME (excluding one-time items & effects of ASC 470-20)
(In millions except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2010	2011	2010	2011
Income before income taxes (incl. non-controlling interest)	$4.8	$28.7	$16.5	$102.9
Pro forma adjustments:
Non-cash interest on convertible debt (ASC 470-20)	2.0	2.2	8.9	8.4
Unrealized foreign exchange (gain) loss	21.9	(4.5)	10.1	(47.0)
Non-cash impact of hedge ineffectiveness	(13.5)	0.2	3.6	20.7
Cross-currency swap amortization	1.8	1.7	4.2	6.5
Loss on extinguishment of debt	-	-	9.5	-
Reserve for (proceeds from) litigation settlements	1.2	0.1	29.1	(3.7)
Acquisition costs expensed	0.4	3.7	2.8	8.7
Loss on store closings and other	0.2	(0.6)	3.4	0.5

Pro forma income before income taxes	18.8	31.5	88.1	97.0
Pro forma income taxes (43% for 2010; 35% for 2011)	8.1	11.0	37.9	33.9

Pro forma net income	$10.7	$20.5	$50.2	$63.1

Weighted average diluted shares outstanding	37.6	44.9	37.2	39.8

Diluted operating earnings per share	$0.28	$0.46	$1.35	$1.59

Diluted GAAP earnings per share	$(0.14)	$0.40	$(0.14)	$1.66

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. The Company defines Adjusted EBITDA as earnings before interest expense, income tax provision, depreciation and amortization, stock-based compensation expense, loss on store closings, litigation settlements, and other items described below. The Company presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its future debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether the Company’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in millions):

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2010	2011	2010	2011
Income (loss) before income taxes (incl. non-controlling interest)	$4.8	$28.7	$16.5	$102.9
Add:
Depreciation and amortization	6.0	11.0	21.6	31.4
Interest expense, net	22.5	24.3	68.9	90.8
Stock based compensation expense	1.9	1.8	7.6	7.7
Unrealized foreign exchange (gain) loss	21.9	(4.5)	10.1	(47.0)
(Gain) loss on derivatives not designated as hedges	(9.0)	5.1	12.9	39.3
Loss on extinguishment of debt	-	-	9.5	-
Reserve for (proceeds from) litigation settlements	1.2	0.1	29.1	(3.7)
Acquisition costs expensed	0.4	3.7	2.8	8.7
Loss on store closings and other	0.3	(0.8)	3.2	0.1

Adjusted EBITDA	$50.0	$69.4	$182.2	$230.2

DFC GLOBAL CORP.
UNAUDITED STORE DATA

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2010	2011	2010	2011
Beginning Company-Operated Stores
United States	348	317	358	325
Canada	398	419	399	403
United Kingdom	308	379	274	330
Poland	-	1	-	-
Sweden	-	16	-	-
Finland	-	12	-	-

Total Beginning Company-Operated Stores	1,054	1,144	1,031	1,058

De novo Store Builds
United States	-	-	-	-
Canada	5	16	6	16
United Kingdom	18	19	50	69
Poland	-	2	-	3
Sweden	-	-	-	-
Finland	-	-	-	-

Total	23	37	56	88

Acquired Stores
United States	-	-	-	-
Canada	-	21	-	40
United Kingdom	4	2	7	3
Poland	-	-	-	-
Sweden	-	-	-	16
Finland	-	-	-	12

Total	4	23	7	71

Closed Stores
United States	23	5	33	13
Canada	-	1	2	4
United Kingdom	-	-	1	2
Poland	-	-	-	-
Sweden	-	-	-	-
Finland	-	-	-	-

Total	23	6	36	19

Ending Company-Operated Stores
United States	325	312	325	312
Canada	403	455	403	455
United Kingdom	330	400	330	400
Poland	-	3	-	3
Sweden	-	16	-	16
Finland	-	12	-	12

Total Ending Company-Operated Stores	1,058	1,198	1,058	1,198

Ending Franchise/Agent Stores
U.S.	7	-	7	-
Canada	62	22	62	22
U.K.	53	49	53	49

Total Ending Franchise/Agent Stores	122	71	122	71

Total Ending Store Count	1,180	1,269	1,180	1,269